Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 29
DATED AUGUST 14, 2017
(To Prospectus Declared Effective on February 28, 2014
and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED

Maximum of 4,884,650 Units

Minimum of 1,700,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant

This Prospectus Supplement No. 29 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1 through No. 28 thereto, relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 29 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1 through No. 28 thereto.

This Prospectus Supplement No. 29 includes the following document, as filed by us with the Securities and Exchange Commission:

●
The attached Current Report on Form 8-K of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on September 28, 2017.

Our units began trading on the Nasdaq Capital Market under the symbol “OXBRU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “OXBR” and “OXBRW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 29 (or the original Prospectus or Supplement No. 1 through No. 28 thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 29 is September 28, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

OXBRIDGE RE HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36346	98-1150254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

Strathvale House, 2nd Floor 90 North Church Street, Georgetown P.O. Box 469 Grand Cayman, Cayman Islands (Address of Principal Executive Offices)		KY1-9006 (Zip Code)
Registrant’s telephone number, including area code: (345) 749-7570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.
Other Events.

Recent Hurricane Activity

On September 28, 2017, the Company issued a preliminary assessment of losses from its exposure to the recent major successive hurricanes, namely Hurricanes Harvey, Irma and Maria.

Hurricane Harvey made landfall in Texas as a Category 4 hurricane causing catastrophic flooding and damage. Hurricane Irma made landfall in Florida as a Category 4 hurricane after causing widespread and catastrophic damage in the Caribbean as a Category 5 hurricane. Hurricane Maria, a Category 5 hurricane, did not make US landfall, but caused significant devastation in the Caribbean and US territories, namely Puerto Rico and USVI.

The Company estimates, as of September 28, 2017, that the impact to its capital relating to losses from the above three named hurricanes, collectively, are expected to be between an aggregate of $17.5 million and $25.5 million. The Company’s estimate is preliminary and is based on claims received to date and industry assessments of damages and exposure. Accordingly, the Company’s actual ultimate net loss from these hurricanes may differ materially from this preliminary estimate.

Share Repurchase Program

In May 2016, the Company authorized a share repurchase program (the “Share Repurchase Program”), pursuant to which the Company had been authorized, from time to time, to purchase shares of its common stock for an aggregate repurchase price not to exceed $2 million. The Share Repurchase Program was set to expire on December 31, 2017. On September 28, 2017, the Company discontinued the Share Repurchase Program. Through September 28, 2017, the Company had repurchased an aggregate of 326,413 shares for an aggregate of $1.8 million under the Share Repurchase Program.

The Company had previously adopted a Rule 10b5-1 share repurchase plan under the Securities Exchange Act of 1934 (the “Plan”) in connection with the Share Repurchase Program. The Plan allowed the Company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The Company has cancelled the Plan effective September 28, 2017.

Forward-Looking Statements
This Form 8-K contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s Form 10-K filed with the SEC on March 13, 2017 and the Company’s other filings with the SEC, and such risks, including, without limitation. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this Form 8-K speak only as of the date of this Form 8-K and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this Form 8-K, even if the Company’s expectations or any related events, conditions or circumstances change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXBRIDGE RE HOLDINGS LIMITED

Date: September 28, 2017	By:	/s/ Wrendon Timothy
Wrendon Timothy
Chief Financial Officer and Secretary (Principal Accounting Officer and Principal Financial Officer)